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                                                                    EXHIBIT 99.1

Lear Announces Impact of Production Cuts

         Southfield, Mich., September 25, 2001 -- Lear Corporation (NYSE: LEA) today reported the anticipated impact on the company's 2001 earnings of lower-than-projected vehicle production, primarily at Ford Motor Company's North American operations. Ford recently announced a reduction of 110,000 - 120,000 units from its third quarter North American production schedule.

         The anticipated impact to Lear's 2001 earnings per share from operations, assuming a 120,000-unit Ford reduction, is approximately $.17 per share. In addition, the company estimates that the impact on earnings per share from operations related to non-Ford production cuts to be as high as $.03 per share. Lear will discuss the outlook for the remainder of 2001 when the company releases earnings results for the third quarter on October 23, 2001.

         Lear Corporation, a Fortune 150 company headquartered in Southfield, Mich., USA, focuses on automotive interior systems, and is the world's fifth-largest automotive supplier. Sales in 2000 were $14.1 billion. The company's world-class products are designed, engineered and manufactured by over 100,000 employees in more than 300 facilities located in 33 countries. Information about Lear and its products is available on the Internet at www.lear.com.

 This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding anticipated financial results. Actual results may differ materially from the anticipated results as a result of certain risks and uncertainties, including but not limited to general economic conditions in the market in which Lear operates, fluctuations in the production of vehicles for which the Company is a supplier, our success in achieving cost reductions that offset or exceed customer selling price reductions, labor disputes involving the Company or its significant customers, risks associated with conducting business in foreign countries, increases in product warranty costs, raw materials shortages and other risks detailed from time to time in the Company's Securities and Exchange Commission filings. These forward-looking statements are made as of the date hereof, and Lear does not assume any obligation to update them.

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